Exhibit 10.1

TierOne bank
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of December 17, 2008, by and between TierOne Bank, a federally chartered savings bank with its principal office in Lincoln, Nebraska (the “Bank”), and Gilbert G. Lundstrom (the “Executive”).

RECITALS

WHEREAS, the Executive is currently employed as the Chairman of the Board and Chief Executive Officer of the Bank pursuant to an amended and restated employment agreement between the Bank and the Executive entered into as of February 23, 1995, as subsequently amended effective December 18, 1996 and November 17, 2004 or by subsequent resolutions of the Board of Directors and as previously amended and restated effective as of July 27, 2006 (the “Bank Employment Agreement”);

WHEREAS, the Executive is currently employed as the Chairman of the Board and Chief Executive Officer of TierOne Corporation, the parent company of the Bank (the “Company”) pursuant to an employment agreement between the Company and the Executive entered into as of October 1, 2002 and as previously amended and restated effective as of July 27, 2006 and as amended effective as of December 20, 2006, which is being further amended and restated as of the date hereof (the “Company Employment Agreement”);

WHEREAS, the Bank desires to amend and restate the Bank Employment Agreement in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as well as certain other changes;

WHEREAS, the Bank desires to assure itself of the continued availability of the Executive’s services as provided in this Agreement; and

WHEREAS, the Executive is willing to serve the Bank on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the parties agree as follows:

1.           Employment.  The Executive is hereby employed as the Chairman of the Board and Chief Executive Officer of the Bank, and shall be accountable to the Board of Directors of the Bank, and, subject to the authority and direction of the Board of Directors, shall have the duties and responsibilities customary to the office, including those specifically set out below. As Chairman of the Board and Chief Executive Officer, the Executive shall render management services to the Bank and its subsidiaries of the type customarily performed by persons situated in a similar management position. These services shall include, but not be limited to:

(a)           conducting day-to-day management of the Bank;

(b)           hiring, making job assignments, compensating and discharging of the Bank’s employees;

(c)           recommending to the Bank’s Board of Directors policies for pricing deposits of the Bank and then implementing such pricing policies as the Bank’s Board of Directors approves;

(d)           recommending loan policies to the Bank’s Board of Directors concerning compliance with all of the normal and necessary operating needs of an insured savings and loan association;

(e)           providing advice to the Bank’s Board of Directors concerning compliance with all of the normal and necessary operating needs of an insured savings and loan association; and

(f)           performing such other duties and making such other recommendations to the Bank’s Board of Directors as the Bank’s Board of Directors may request; provided, that such duties are consistent with his present duties and with the Executive’s position as a senior executive officer in charge of the general management of the Bank.

The Executive will be elected as a member of the Board of Directors. If at any time during the term of employment the Executive shall fail to be reelected to the Board or the Board shall fail to reelect the Executive to the office of Chief Executive Officer or shall remove him from such office for other  than “Cause” (as defined in Section 6(b) hereof), the Executive shall have “Good Reason” (as further defined in Section 6(d) hereof) to terminate his services hereunder and the Executive shall have no further obligation under this Agreement.  The Executive hereby accepts the employment described herein and agrees to perform such duties as are commensurate with the position and to abide by the terms and conditions of this Agreement.

2.           Compensation.

(a)           Base Salary.  The Executive shall receive an annual base salary (“Base Salary”) at the rate of $575,000 per annum as of the Commencement Date (as defined in Section 4 hereof), which Base Salary shall be reviewed and adjusted by the Board of Directors at least annually.  The Board of Directors shall consider the recommendations of Mercer or some other mutually acceptable consulting firm concerning changes in the salary grade structure, which recommendations will be based on compensation data developed from its financial industry peer group data base (“Data Base”) then in effect and other relevant sources of statistical information pertaining to compensation practices for positions comparable to the Executive’s.  The Bank agrees to continue to employ Mercer or some other mutually acceptable consulting firm which can provide comparable compensation data for the entire term of this Agreement, including any extension thereof.

Any increase in Base Salary or other compensation shall in no way limit or reduce any other obligation of the Bank hereunder and, once established at an increased specified rate, the Executive’s Base Salary hereunder shall not thereafter be reduced. The Executive’s salary shall be payable not less frequently than monthly and not later than the tenth day following the expiration of the month in question.

(b)           Discretionary Bonuses.  The Executive shall be entitled to participate in an equitable manner with all other executive officers of the Bank in discretionary bonuses as authorized and declared by the Board of Directors of the Bank to its executive employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Executive’s right to participate in such bonuses when and as declared by the Board of Directors.

(c)           Expenses.  During the term of employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred (in accordance with policies and procedures at least as favorable to the Executive as those presently applicable to the senior executive officers of the Bank) in performing services hereunder, provided that the Executive properly accounts therefor in accordance with Bank policy.  Such reimbursement shall be paid promptly by the Bank and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred.

(d)           Supplemental Benefit.  In addition, the Executive shall receive certain deferred compensation and insurance benefits pursuant to the terms of his 1993 Supplemental Retirement Plan Agreement with the Bank, as amended and restated (the “SERP”), and his Split Dollar Agreement with the Bank dated January 2, 1994, as amended from time to time (the “Split Dollar Agreement”).

3.           Benefits.

(a)           Participation in Retirement and Executive Benefit Plans. The Executive shall be entitled while employed hereunder to participate in, and receive benefits under, all plans relating to stock options, stock purchases, pension, thrift, profit-sharing, group life insurance, medical coverage, education, cash or stock bonuses, and other retirement or employee benefits or combinations thereof, that are now or hereafter maintained for the benefit of the Bank’s executive employees or for its employees generally.

(b)           Fringe Benefits.  The Executive shall be eligible while employed hereunder to participate in, and receive benefits under, any other fringe benefits which are or may become applicable to the Bank’s executive employees or to its employees generally. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary or other compensation to the Executive hereunder.

4.           Term.  The term of employment under this Agreement shall be for an initial period of three years commencing on January 1, 2008 (the “Commencement Date”).  Beginning on the first anniversary of the Commencement Date, and on each anniversary thereafter, the term of employment under this Agreement shall be extended for a period of one year in addition to the then-remaining term of employment under this Agreement, it being the intent of the parties hereto that the Executive be assured of a continuous three (3) year term of employment, unless either the Board of Directors or the Executive gives contrary written notice to the other not less than 90 days in advance of the date on which the term of employment under this Agreement would otherwise be extended. The Board of Directors of the Bank shall, at the regularly scheduled Board of Directors meeting immediately prior to the beginning of the 90-day notice period referred to above, explicitly review this Agreement and the Executive’s performance hereunder and take specific action with respect to the extension of this Agreement pursuant to the terms hereof. Reference herein to the term of employment under this Agreement shall refer to both such initial term and such extended terms.

5.           Vacations.  The Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time, as follows:

(a)           The Executive shall be entitled to an annual vacation in accordance with the most favorable plans, policies, programs or practices of the Bank and its affiliated companies as in effect generally at any time with respect to other senior executives of the Bank but in no event less than three weeks per year, one week of which may be carried over one (1) year.

(b)           The timing of vacations shall be scheduled in a reasonable manner by the Executive. The Executive shall not be entitled to receive any additional compensation on account of any failure to take a vacation; nor shall more than one (1) week of unused vacation time be allowed to accumulate for more than one calendar year.

6.           Termination.

(a)           Death.  The Executive’s employment hereunder shall terminate upon his death.

(b)           Action by Board of Directors.  The Bank’s Board of Directors may terminate the Executive’s employment at any time, but any termination by the Board of Directors, other than termination for Cause, shall not prejudice the Executive’s right to compensation or other benefits under this Agreement. The Executive shall have no right to receive compensation or other benefits, excepting only Vested Benefits described in Section 9(a) hereof, for any period after termination for Cause. For the purposes of this Agreement, “Cause” shall mean (i) the willful failure by the Executive to perform his duties hereunder, other than any such failure resulting from the Executive’s incapacity due to physical or mental impairment; (ii) the commission by the Executive of an act involving moral turpitude in the course of his employment with the Bank; (iii) any act of personal dishonesty by the Executive; (iv) incompetence; (v) willful misconduct; (vi) breach of fiduciary duty involving personal profit; (vii) willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or (viii) any material breach of the provisions of this contract. For purposes of this paragraph, no act, or failure to act, on the Executive’s part shall be considered “willful” unless the Bank’s Board of Directors shall determine in good faith, based upon all available facts, that such was done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Bank.

(c)           Termination by Regulatory Action.

(i)           If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818(e)(3) and (g)(1)) (the “FDIA”), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (A) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (B) reinstate in whole or in part any of its obligations which were suspended.

(ii)           If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA (12 U.S.C. §1818(e)(4) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties hereto shall not be affected.

(iii)           If the Bank becomes in default (as defined in Section 3(x)(1) of the FDIA, 12 U.S.C. §1813(x)(i)), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the parties hereto.

(iv)           All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision (the “Director”) or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in 13(c) of the Federal Deposit Insurance Act; or (ii) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by any such action.

(d)           Termination by the Executive.  The Executive may terminate his employment hereunder (i) for Good Reason, or (ii) if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, but any vested rights of the parties hereto shall not be affected by such action. For purposes of this Agreement, a termination for “Good Reason” shall mean a termination based on the following:

(A) any material breach of this Agreement by the Bank, including without limitation any of the following: (1) a material diminution in the Executive’s base compensation, (2) a material diminution in the Executive’s authority, duties, titles or responsibilities as prescribed in Section 1, or (3) any requirement that the Executive report to a corporate officer or employee of the Bank instead of reporting directly to the Board of Directors of the Bank, or

(B) any material change in the geographic location at which the Executive must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Bank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from the Executive.  If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Bank does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(e)           Notice.  Any termination by the Bank pursuant to Subsections (b) or (c) above or by the Executive pursuant to Subsection (d) above shall be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(f)           Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, or (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination.

7.           Disability.

(a)           If, as a result of the Executive’s Disability as defined below, the Executive shall have been absent from his duties hereunder on a full-time basis for six consecutive months, and within 30 days after the Bank notifies the Executive in writing that it intends to replace him, the Executive shall not have returned to the performance of his duties hereunder on a full-time basis, the Bank may replace the Executive without breaching this Agreement. Such Disability will not act to terminate the Executive’s employment under this Agreement. For purposes of this Agreement, “Disability” shall be deemed to have occurred if the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank and its subsidiaries and affiliates.  Any Disability of the Executive shall be certified to the Bank and the Executive by a physician selected by the Chief Medical Officer at the University of Nebraska Medical Center at Omaha, Nebraska. For purposes of this Agreement, the Executive shall be deemed to have been absent from his duties hereunder on a full-time basis for six consecutive months if he has not, within any six-month period, attended to his duties on a full-time basis for 15 consecutive business days within such six-month period. Prior to replacement of the Executive pursuant to this section, and during any period of physical disability or mental impairment, the Bank may, without breaching this Agreement, appoint another person or persons to act as interim Chairman of the Board and interim Chief Executive Officer pending the Executive’s return to his duties on a full-time basis hereunder or his termination as a result of such disability.

(b)           If disabled within the meaning of this Section 7, the Bank shall maintain in full force and effect, for the continued benefit of the Executive for the remaining term of this Agreement as part of his overall disability benefits, including any extension thereof, all employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the replacement date, provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs. In the event the Executive’s participation in any such plan or program is barred as a result of such Disability, the Executive shall be entitled to receive a lump sum cash amount within thirty (30) days of such bar equal to the annual contributions, payments, credits or allocations which would have been made by the Bank to his account or on his behalf under such plans and programs from which his continued participation is barred.

(c)           During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to Disability, the Executive shall continue to receive his full Base Salary and Bonuses until the Executive is replaced in accordance with Section 7(a) hereof, or until the Executive terminates his employment pursuant to Section 6(d)(ii) hereof, whichever first occurs.

8.           Beneficiary.  If the Executive dies before receiving all the payments to which he is entitled, the remainder thereof shall be paid to such person (“Beneficiary”) as may be designated by an instrument in writing, and in a form acceptable to the Board, executed by the Executive and delivered to the Board in care of the Secretary of the Bank during the Executive’s lifetime, which designation may be changed from time to time by similar action. If no such designation is delivered to the Board, or if no such designated Beneficiary is then living, then the remaining distributions shall be paid to the surviving spouse of the Executive, or in the event there is no such surviving spouse, to the estate of the Executive.

9.           Termination Benefits.

(a)           General.  If the Executive’s employment is terminated by the Bank or by the Executive for any reason, the Executive shall be entitled to all Vested Benefits. For purposes of this Agreement, the Executive’s “Vested Benefits” shall include the following amounts, payable as described herein: (i) all Base Salary for the time period ending on the Date of Termination; (ii) reimbursement for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Bank for the time period ending on the Date of Termination; (iii) any and all other cash earned through the Date of Termination and deferred at the election of the Executive or pursuant to any deferred compensation plan then in effect; (iv) a lump sum payment of the ratable bonus or ratable incentive compensation otherwise payable to the Executive with respect to the year in which termination occurs to the extent provided by all bonus or incentive compensation plans in which the Executive is a participant; and (v) all other payments and benefits to which the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse or other beneficiary) may be entitled as compensatory fringe benefits or under the terms of any benefit plan of the Bank, including but not limited to his SERP and his Split Dollar Plan Agreement, which was in effect on the Date of Termination (in the event that any compensatory fringe benefits or other benefits were reduced or eliminated by the Bank during the 180-day period prior to the Date of Termination, the Executive will also be entitled to payment of benefits under such plans as they existed prior to termination or reduction to the extent such plans are reinstated in whole or in part during the period ending 180 days after the Date of Termination). Payment of Accrued Benefits shall be made promptly in accordance with the Bank’s prevailing practice with respect to Subsections (i) and (ii) or, with respect to Subsections (iii), (iv) and (v), pursuant to the terms of the benefit plan or practice establishing such benefits.

(b)           Termination by the Bank.  If the Executive’s employment is terminated by the Bank (other than for Cause pursuant to Section 6(b) or by regulatory action pursuant to Section 6(c)), whether before or after a Change in Control, then the Executive shall be entitled to the benefits provided below:

(i)           The Bank shall pay to the Executive in a lump sum in cash within 25 business days after the Date of Termination (as hereinbefore defined) of employment an amount equal to the Executive’s “base amount” of compensation, as defined in Section 280G(b)(3) of the Code, times the number of years or fractional portion thereof remaining in the term of this Agreement as of the Date of Termination; plus

(ii)           The Bank shall cause any split dollar life insurance policy on the life of the Executive to be funded to the point of “N pay” (as defined in the SERP, in the event such policy is not already funded to the point of “N pay”, and cause the ownership of the policy to be transferred if the policy is purchased in accordance with the terms of the Split Dollar Agreement, as amended.

(c)           Termination by the Executive.  If the Executive shall terminate his employment for Good Reason pursuant to Section 6(d) hereof, whether before or after a Change in Control, then the Executive shall be entitled to receive the compensation described in Section 9(b) on the same basis as is set forth in Section 9(b).

(d)           Definitions.  For purposes of Sections 9 and 14 of this Agreement, “Date of Termination” means the earlier of (i) the date upon which the Bank gives notice to the Executive of the termination of his employment with the Bank or (ii) the date upon which the Executive ceases to serve as an Executive of the Bank, and “Change in Control” is defined as a change in the ownership of the Bank or the Company, a change in the effective control of the Bank or the Company or a change in the ownership of a substantial portion of the assets of the Bank or the Company, in each case as provided under Section 409A of the Code and the regulations thereunder.

(e)           Limitation.

(i)           Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(ii)           Notwithstanding any other provision of this Agreement, if any portion of the termination benefits or any other payment under this Agreement, or under any other agreement with or plan of the Bank (in the aggregate “Total Payments”), would constitute an “excess parachute payment,” then the Total Payments to be made to the Executive shall be reduced such that the value of the aggregate Total Payments that the Executive is entitled to receive shall be one dollar ($1) less than the maximum amount which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code (or any successor provision) or which the Bank may pay without loss of deduction under Section 280G(a) of the Code (or any successor provision). For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G of the Code (or any successor provision), and such “parachute payments” shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Sections 280G and 1274(d) of the Code (or any successor provision). Within sixty days following delivery of the Notice of Termination or notice by the Bank to the Executive of its belief that there is a payment or benefit due the Executive which will result in an excess parachute payment as defined in Section 280G of the Code (or any successor provision), the Executive and the Bank, at the Bank’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by the Bank and acceptable to the Executive in his sole discretion, which sets forth (A) the amount of the Base Period Income, (B) the amount and present value of Total Payments and (C) the amount and present value of any excess parachute payments without regard to the limitations of this Subsection 9(e). As used in this Subsection 9(e), the term “Base Period Income” means an amount equal to the Executive’s “annualized includible compensation for the base period” as defined in Section 280G(d)(1) of the Code (or any successor provision). For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined in accordance with the principles of Sections 280G(d)(3) and (4) of the Code (or any successor provisions), which determination shall be provided to the Bank and the Executive. Such opinion shall be dated as of the Date of Termination and addressed to the Bank and the Executive and shall be binding upon the Bank and the Executive. If such opinion determines that there would be an excess parachute payment, then the lump sum cash payment pursuant to Section 9(b)(i) hereof shall be first reduced or eliminated, with any additional required reductions in the Total Payments to be determined by the Bank, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. The provisions of this Subsection 9(e), including the calculations, notices and opinions provided for herein, shall be based upon the conclusive presumption that the following are reasonable: (1) the compensation and benefits provided for in Sections 2 and 3 hereof and (2) any other compensation, including but not limited to the Accrued Benefits, earned prior to the Date of Termination by the Executive pursuant to the Bank’s compensation programs if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Change in Control or the Date of Termination.

10.           No Duplication of Payments.  Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by the Executive under the Company Employment Agreement, such compensation payments and benefits paid by the Company will be subtracted from any amount due simultaneously to the Executive under similar provisions of this Agreement.  Payments pursuant to this Agreement and the Company Employment Agreement (other than severance and change in control payments and benefits pursuant to Section 9 hereof) shall be allocated in proportion to the level of activity and the time expended on such activities by the Executive as determined by the Company and the Bank on a quarterly basis.

11.           Other Activities.  The Executive shall be entitled, with or without remuneration: (i) to serve on the Board of Directors of other profit and non-profit corporations; and (ii) to continue to perform duties as a trustee or personal representative, or any other fiduciary capacity, so long as all of such duties do not unreasonably detract from the performance of duties under this Agreement.

12.           Indemnification.  In accordance with the provisions of 12 C.F.R. 545.121, the Bank shall save harmless and indemnify the Executive, against any financial losses, claims, damages or liabilities arising out of any alleged negligence or other act of the Executive during the term of this Agreement, provided that at the time of such loss, claim, damage or liability was sustained, the Executive was acting in the discharge of duties hereunder and within the scope of his employment and such loss, claim, damage or liability did not result from any willful and wrongful act or gross negligence of the Executive.

13.           Mitigation.  The Executive shall not be required to mitigate the amount of any severance benefits provided for in Section 9(a), or described in Sections 9(b)(i) or 9(b)(ii), of this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 9(a) of this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer or by retirement benefits after the date of termination or otherwise.

14.           No Assignments.

(a)           This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Bank will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. Failure of the Bank to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Executive to compensation from the Bank in the same amount and on the same terms as the compensation pursuant to Section 9(a) hereof. For purposes of implementing the provisions of this Section 14(a), if any such succession or assignment occurs without an assumption agreement, then such event shall be deemed to constitute Good Reason for purposes of Section 6(d) of this Agreement.

(b)           This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s Beneficiary.

15.           Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the address of the Bank’s executive offices or to the Executive’s last address appearing on the Bank’s personnel records, as the case may be (provided that all notices to the Bank shall be directed to the attention of the Board of Directors of the Bank with a copy to the Secretary of the Bank), or to such other address as either party may have furnished to the other in writing in accordance herewith.

16.           Amendments,  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties hereto; provided, however, that if the Bank determines, after a review of the final regulations issued under Section 409A of the Code and all applicable IRS guidance, that this Agreement should be further amended to avoid triggering the tax and interest penalties imposed by Section 409A of the Code, the Bank may amend this Agreement to the extent necessary to avoid triggering the tax and interest penalties imposed by Section 409A of the Code.

17.           Section Headings.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

18.           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

19.           Governing Law.  This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of Nebraska.

20.           Dispute Resolution.

(a)           In the event of any dispute, claim, question or disagreement arising out of or relating to this Agreement or the breach hereof, the parties hereto shall use their best efforts to settle such dispute, claim, question or disagreement. To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.

(b)           If they do not reach such a solution within a period of thirty (30) days, then the parties agree first to endeavor in good faith to amicably settle their dispute by mediation under the Commercial Mediation Rules of the American Arbitration Bank (the “AAA”), before resorting to arbitration.

(c)           Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement or the breach thereof, upon notice by any party to the other, shall be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the AAA in effect at the time demand for arbitration is made by any such party. The parties shall mutually agree upon a single arbitrator within thirty (30) days of such demand. In the event that the parties are unable to so agree within such thirty (30) day period, then within the following thirty (30) day period, one arbitrator shall be named by each party. A third arbitrator shall be named by the two arbitrators so chosen within ten (10) days after the appointment of the first two arbitrators. In the event that the third arbitrator is not agreed upon, he or she shall be named by the AAA. Arbitration shall occur in Lincoln, Nebraska.

(d)           The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction or vacation only as explicitly provided in Title 9 of the United States Code. The prevailing party shall be entitled to receive an award of pre- and post-award interest as well as attorney’s fees incurred in connection with the arbitration and any judicial proceedings relate thereto. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. The United States Arbitration Act and the Rules shall govern the interpretation, enforcement, and proceedings pursuant to this Section. Any provisional remedy which would be available from a court of law shall be available from the arbitrators to the parties to this Agreement pending arbitration. Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved.

21.           Trade Secrets.  The Executive agrees not to disclose to any person or entity, other than an employee of the Bank or a person to whom disclosure is reasonably necessary or appropriate, any confidential information of a material nature obtained while in the employ of the Bank regarding the business of the Bank, including its customers, products, prices, manner of operation, without first obtaining the Bank’s written consent. In the event the Executive breaches this Section, the Bank shall be entitled, among other remedies, to injunctive relief prohibiting the Executive from disclosing such information. This Section shall survive termination of this Agreement.

22.           Other Agreements.  The parties hereto acknowledge that the terms and provisions of this Agreement shall not impact any of the rights and obligations of the parties pursuant to the Company Employment Agreement or the Executive’s Supplemental Retirement Plan Agreement and Split Dollar Agreement with the Bank, each as amended from time to time.

IN WITNESS WHEREOF, the Bank has caused this amended and restated Agreement to be signed and its corporate seal affixed hereto, and the Executive has executed this Agreement, in duplicate, as of the date first written above.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

ATTEST:                                                                           TIERONE BANK

/s/  Judith A. Klinkman                                                    /s/  James A. Laphen
Judith A. Klinkman                                                          James A. Laphen
Assistant Secretary                                                         President and Chief Operating Officer

                                                                                           /s/  Gilbert G. Lundstrom
                                                                                           Gilbert G. Lundstrom, Executive